EXHIBIT 99

                             P R E S S R E L E A S E

                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Christy Coulston,
                                             Vice President & Marketing Director
                                                                  (707) 935-3200

                      SONOMA VALLEY BANCORP ANNOUNCES ASSET
                   GROWTH AND EARNINGS FOR FIRST QUARTER 2005
                            TOTAL ASSETS $227 MILLION

SONOMA, California, April 14, 2005- Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported that the bank posted assets of $227 million at March 31, 2005, up 11% from $204 million a year ago. Deposits grew to $195 million, up from $178 million last year. Loans reached $154 million, up over $24 million or over 18% from the first quarter of 2004.

First quarter 2005 net earnings were $731,000, compared to $646,000 last year, an increase of 13%. Earnings per share increased to $.34 from $.29 last year, an increase of 17%. The annualized Return on Average Assets was 1.31% and the annualized Return on Average Equity was 14.03%. The Book Value for the stock at period end was $9.68.

For the eleventh year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2004, based on the continued strength of capital and earnings.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.